TRANSFER AND ASSUMPTION

OF

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This TRANSFER AND ASSUMPTION OF MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of January 1, 2008, by and among Evergreen Investment Management Company, LLC, 200 Berkeley Street, Boston, MA  02116 (“EIMC”), Evergreen Investment Services, Inc., 200 Berkeley Street, Boston, MA  02116 (“EIS”), and each of the Evergreen Trusts listed on Schedule A to this Agreement, each a Delaware statutory trust, 200 Berkeley Street, Boston, MA 02116, separately, and not jointly (each, a "Trust" and collectively, the "Trusts").

WHEREAS, EIS serves as Administrator for the Trusts under a Master Administrative Services Agreement dated January 2, 2002, as amended from time to time (the “Administrative Agreement”);

WHEREAS, EIMC serves as investment advisor to all or substantially all of the various series of shares comprising the Trusts;

WHEREAS, the Board of Trustees of each Trust, at a meeting held September 19-20, 2007, including by a separate vote of a majority of those Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of each Trust or of EIMC, approved the assignment of the Administrative Agreement by EIS to EIMC;

NOW, THEREFORE, each of EIMC and EIS hereby agrees as follows:

AGREEMENTS

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Transfer.    EIS hereby assigns the Administrative Agreement to EIMC, including all of EIS's interest, rights, responsibilities and obligations in and under the Administrative Agreement, such assignment to be effective as of January 1, 2008 (the “Effective Date”).

2.         Assumption and Performance of Duties.  EIMC hereby accepts the assignment of the Administrative Agreement, including all of EIS’s interest and rights thereunder, and assumes and agrees, for the benefit of EIS and each of the Trusts, to perform, as a party to the Administrative Agreement, all of EIS’s responsibilities and obligations in and under the Administrative Agreement; EIMC agrees, for the benefit of EIS and each of the Trusts, to be subject to, and to perform all of its obligations as assignee in accordance with,   all of the terms and conditions of the Administrative Agreement.

3.         Consent.  Each Trust hereby consents to this assignment by EIS to EIMC of the Administrative Agreement, including all of EIS’s interest, rights, responsibilities and obligations in and under the Administrative Agreement and to the acceptance and assumption by EIMC of the same.  Each Trust agrees, subject to the terms and conditions of the Administrative Agreement, to look solely to EIMC for the performance of EIS’s responsibilities and obligations under the Administrative Agreement to be performed from and after the Effective Date, and to recognize as inuring solely to EIMC the interest and rights heretofore held by EIS thereunder.

4.         Limitation of Liability of Trustees, Officers and Shareholders.  It is expressly agreed that the obligations of any Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of that Trust (or if the matter relates to a particular series of a Trust, that of such series) as provided in the Agreement and Declaration of Trust of each Trust, as amended.  This Agreement shall not be deemed to have been made by any of the Trustees or officers of any Trust individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust in question (or if the matter relates to a particular series of a Trust, that of such series) as provided in its Agreement and Declaration of Trust, as amended.

5.         Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto as of the date first above written.

Each of the EVERGREEN TRUSTS listed on Schedule A, separately, and not jointly

By:       /s/ Michael Koonce

Title:      Secretary

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:       /s/ Joseph DeSantis

Title:       Senior Vice President

EVERGREEN INVESTMENT SERVICES, INC.

By:       /s/ Kasey Phillips

Title:      Senior Vice President

SCHEDULE A

  (As of January 1, 2008)

Evergreen Equity Trust

Evergreen Fixed Income Trust

Evergreen Municipal Trust

Evergreen International Trust

Evergreen Money Market Trust

Evergreen Select Equity Trust

Evergreen Select Fixed Income Trust

Evergreen Select Money Market Trust

Evergreen Variable Annuity Trust

Asset Allocation Trust